EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Adopts Shareholder Rights Plan

CHELMSFORD, Mass. — December 15, 2005 — Mercury Computer Systems, Inc. (NASDAQ: MRCY) announced today that its Board of Directors has adopted a Shareholder Rights Plan. The Shareholder Rights Plan contains a so-called “TIDE” provision, which requires that a committee of the Board of Directors of Mercury review (not less than once every three years) whether maintaining the Plan continues to be in the best interest of shareholders. The Company added that the Plan was not adopted in response to any attempt to acquire Mercury Computer Systems.

James R. Bertelli, Mercury’s President and Chief Executive Officer, stated, “The Plan, which is similar to plans adopted by many other publicly traded companies, is designed to enhance the Board’s ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of Mercury Computer Systems, Inc. is made in the future. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action.”

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Mercury’s common stock to shareholders of record as of the close of business on December 23, 2005. Initially, these rights will not be exercisable and will trade with the shares of Mercury’s common stock. Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of Mercury or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of Mercury. If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Mercury’s common stock having a value of twice the exercise price of the right. If Mercury is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right. Additional details concerning the terms of the Shareholder Rights Plan will be outlined in a letter which will be mailed to shareholders following the December 23, 2005 record date.

About Mercury Computer Systems, Inc.

Mercury Computer Systems, Inc. (NASDAQ: MRCY) is the leading provider of high-performance embedded, real-time digital signal and image processing solutions. Mercury’s solutions play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms the Company’s systems process real-time radar, sonar, and signals intelligence data. Mercury’s systems are also used in state-of-the-art medical diagnostic imaging devices including MRI, PET, and digital X-ray, and in semiconductor imaging applications including photomask generation and wafer inspection. Mercury provides advanced 3D image processing and visualization software and optimized systems to diverse end markets including life sciences, geosciences, and simulation. The Company also provides radio frequency (RF) products for enhanced communications capabilities in military and commercial applications.

Based in Chelmsford, Massachusetts, Mercury serves customers in North America, Europe and Asia through its direct sales force and a network of subsidiaries and distributors. Visit Mercury on the web at www.mc.com.

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Contact:

Robert Hult, Chief Financial Officer

Mercury Computer Systems, Inc.

978-967-1990 / rhult@mc.com

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